EXHIBIT 10.6

Renault & Handley
INDUSTRIAL & COMMERCIAL REAL ESTATE

This Lease is dated, for reference purposes only, the 23rd day of November 2004, and is by and between

PARTIES	Renault & Handley Employees Investment Co. and Bayhill Therapeutics, Inc. hereinafter referred to respectively as “Lessor” and “Lessee”, without regard to number or gender,

PREMISES

1. WTTNESSETH: That Lessor hereby leases to Lessee and Lessee hires from Lessor, those certain premises, hereinafter referred to as “the Premises,” situated in the City of Palo Alto, County of Santa Clara, State of California, and more particularly described as follows:

An approximately 23,500 square foot building situated on an approximate 64,000 square foot lot commonly known as 3400 West Bayshore Road

USE

2. The Premises shall be used and occupied by Lessee solely for the purpose of research (including without limitation use of the Premises for a vivarium for animal research), laboratory and general offices and for no other purpose without the prior written consent of Lessor.

TERM

3. The term shall be for three (3) years and ten (10) months, commencing on the 1st day of April 2005, and ending on the 31st day of January 2009.

Lessor represents and warrants to Lessee that the option granted by Lessor to Connetics Corporation (“Connetics”) in that certain Lease Extension dated June 3, 2002 to extend a previous lease of the Premises for a one-year period commencing April 1, 2005 has not been exercised by Connetics, has been terminated by Lessor and Connectics and on the date hereof is of no force or effect.

RENTAL

4. Base Monthly Rent shall be payable to the Lessor without defense, deduction or offset (except as set forth below) at the address set forth in paragraph 23 below, or at such other place or places as may be designated from time to time by the Lessor, in the following amounts:

On or before April 1, 2005, Lessee shall pay to Lessor Forty Eight Thousand One Hundred Seventy Five and No/l00ths Dollars ($48,175.00), constituting Base Monthly Rent for the month of August 2005. $48,175.00 shall be due on September 1, 2005 and on the first day of every succeeding month to and including March 1, 2007. Forty Nine Thousand Three Hundred Fifty and No/l00ths Dollars ($49,350.00) shall be due on April 1, 2007 and on the first day of each and every month to and including March 1, 2008. Fifty Thousand Five Hundred Twenty Five and No/l00ths Dollars ($50,525.00) shall be due on April 1, 2008 and on the first day of each and every month to and including January 1, 2009.

Base Monthly Rent shall be paid monthly in advance. In addition, Lessee shall pay to Lessor with the Base Monthly Rent, as additional rent, a monthly management fee equal to two percent (2%) of the Base Monthly Rent. All other costs and charges payable by Lessee in accordance with the terms of this Lease (including property taxes, insurance premiums and maintenance costs) shall be deemed to be additional rent. All additional rent shall begin to accrue on April 1, 2005, and shall be payable as set forth in Exhibit B.

In the event that (a) Connetics, the previous tenant of the Premises, has not obtained from all appropriate regulatory authorities all permits, approvals and clearances necessary for the closure of the Premises (including all “de-commissioning” clearances associated with the use of radioactive materials) by August 1, 2005, or (b) Lessor has not finished the tenant improvements described on Exhibit A by August 1, 2005, then (provided that Lessor’s contractor has been provided access to the vivarium on or before April 1, 2005) from and after August 1, 2005, Lessee shall be entitled to a pro-rata reduction in Base Monthly Rent and additional rent (calculated on a square foot basis) for each square foot of space in the Premises rendered unusable as a result either of Lessor’s failure to obtain such closure

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and de-commissioning clearances or Lessor’s failure to complete such tenant improvements described on Exhibit A. Such reductions shall continue with respect to each affected square foot of space until such closure and de-commissioning clearances have been obtained for such square foot of space and the tenant improvements described on Exhibit A impacting the use of such square foot of space have been completed. In the case of Base Monthly Rent, such reduction shall be based upon the Monthly Base Rent then payable by Lessee. In the case of additional rent payments, such reduction shall be based upon the Estimated Operating Costs (as defined in Exhibit B hereto) then payable by Lessee.

SECURITY DEPOSIT

5. On or before April 1, 2005, Lessee shall execute in Lessor’s favor a Letter of Credit in the amount of $ 50,525.00 as security for the full and faithful performance of each and every term, provision, covenant and condition of this Lease. Said Letter of Credit must be with a bank whose branch offices in Santa Clara County are authorized to negotiate said Letter of Credit and whose assets are in excess of $100,000,000. In the event Lessee defaults with respect to any of the material terms, provisions, covenants or conditions of this Lease, including, but not limited to the payment of rent, Lessor may use, apply or retain the whole or any part of such security for the payment of any rent in default or for any other sum which Lessor may spend or be required to spend by reason of Lessee’s default. If Lessor uses any portion of the security deposit to cure any default by Lessee hereunder, Lessee shall replenish the Letter of Credit to the original amount within ten (10) days of written notice from Lessor. Lessee’s failure to do so shall constitute a material breach of this Lease as well as an “Event of Default”.

ACCEPTANCE OF PREMISES AND CONSENT TO SURRENDER

6. Lessor represents to the Lessee that, to the best of Lessor’s knowledge, on April 1, 2005 (or on the later date on which Lessor completes its tenant improvement work in accordance with paragraph 38 and Exhibit A, if applicable), the roof covering, the HVAC system, landscaping and parking lot surface are in good condition and repair, as are the structural portions of the roof, foundations, floors and walls of the building. Lessor shall use commercially reasonable efforts and all necessary diligence to enforce the obligations of Connetics to obtain all necessary closure and de-commissioning clearances required by law and Connectic’s lease. Subject to the foregoing, by entry hereunder, the Lessee accepts the Premises from Lessor in its “as is”, “where is” condition, excepting any personal property on the Premises currently owned by Connetics, which shall be negotiated separately between Lessee and Connetics. Except as set forth herein, Lessor has made no representations or warranties respecting the Premises and Lessee has investigated and inspected the Premises and has satisfied itself that the Premises are suitable for the Lessee’s intended use thereof and are in compliance with applicable laws and codes; provided, however, Lessor hereby warrants that it shall repair any material defects in the roof covering, HVAC, electrical and plumbing systems existing as of the completion of Lessor’s tenant improvement work in accordance with paragraph 38 and Exhibit A, provided Lessee gives Lessor written notice specifying such defects in reasonable detail within ninety (90) days following Lessor’s completion of such tenant improvement work. Except as set forth in Exhibit A, Lessor shall have no obligation to contribute toward any improvements to the Premises whatsoever. The Lessee agrees on the last day of the term hereof, or on sooner termination of this Lease, to surrender to Lessor the Premises, which shall, except as otherwise provided in paragraph 9 below, include all alterations, additions, and improvements which may have been made in, to, or on the Premises by Lessor or Lessee, in the same condition as at Lessee’s entry into the Premises excepting for such wear and tear as would be normal for the period of the Lessee’s occupancy. The Lessee, on or before the end of the term or sooner termination of this Lease, shall remove all Lessee’s personal property and trade fixtures from the premises and all property not so removed shall be deemed to be abandoned by the Lessee. If the Premises are not surrendered at the end of the term or sooner termination of this Lease, the Lessee shall indemnify the Lessor against loss or liability resulting from delay by the Lessee in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay. See Exhibit A attached hereto and considered part of this Lease.

USES PROHIBITED

7. Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the buildings in which the Premises may be located (provided that, in this regard, it is specifically agreed that the use of the Premises for animal research shall be a permissible use of the Premises), or allow any sale by auction upon the Premises, or allow the Premises to be used for any improper, unlawful or objectionable purpose, or place any loads upon the floor, walls, or roof which endanger the structure, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the building proper. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the buildings proper.

ALTERATIONS AND ADDITIONS

8. Lessee shall make no alterations, additions or improvements to the Premises or any part thereof (collectively “Alterations”) without first obtaining the prior written consent of the Lessor, which consent shall not be unreasonably withheld. All Alterations shall be in accordance with plans and specifications approved by Lessor and shall be carried out by a reputable licensed contractor and in compliance with all applicable laws, codes, rules and regulations. The Lessor may impose as a condition to the aforesaid consent such additional requirements as Lessor may deem necessary in Lessor’s reasonable discretion, including without limitation requirements respecting the manner in which the work is done, Lessor’s right of approval of the contractor by whom the work is to be performed, and the times during which it is to be accomplished. Upon written request of Lessor at the time of the Lessor’s approval of any Alteration, at the expiration or earlier termination of the Lease, Lessee will remove such Alterations installed by or for Lessee. All Alterations not specified to be removed shall at the expiration or earlier termination of the lease become the property of the Lessor and remain upon and be surrendered with the Premises. All movable furniture, business and trade fixtures, and machinery and equipment shall remain the property of the Lessee and may be removed by the Lessee at any time during the Lease term when Lessee is not in default hereunder. Items which are not to be deemed as movable furniture, business and trade fixtures, or machinery and equipment shall include heating, lighting, electrical systems, air conditioning, partitioning, carpeting, or any other installation which has become an integral part of the Premises. The Lessee will give the Lessor five (5) business days notice prior to the commencement of any Alterations work and will at all times permit notices of non-responsibility to be posted and to remain posted until the completion of Alterations. (See attached Exhibit A).

Notwithstanding the consent requirement set forth in the first sentence of this paragraph 8, Tenant shall have

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the right to make cosmetic changes to the Premises which do not affect any structural component of the Premises or any mechanical system in the Premises, without Lessor’s consent, up to a cumulative maximum of $100,000 in any calendar year.

MAINTENANCE OF PREMISES

9. Lessee shall, at Lessee’s sole cost, keep and maintain the Premises and appurtenances and every part thereof, including but not limited to, glazing, sidewalks, plumbing, and electrical systems, any store front, exterior paint and all components of the interior of the Premises in good order, condition, and repair. Lessor shall, at Lessor’s sole cost and expense, maintain the structural integrity of the exterior walls, and structural portions of the roof, foundations and floors, and all HVAC maintenance, except that Lessee shall pay, as additional rent, the cost of any repairs or replacements necessitated by the negligence or wrongful act of the Lessee or Lessee’s agents or employees. Prior to August 1, 2005, Lessor shall (a) at Lessor’s expense, replace the roof membrane, if necessary or advisable, and (b) at Lessor’s expense, but subject to reimbursement by Lessee as set forth below in this paragraph 9, replace the roof covering. Lessor shall, at Lessee’s sole cost and expense, maintain, repair and replace the roof covering, landscaping and parking lot surface (“Lessor’s Maintenance Services”) during the term of this Lease, as may be extended. Lessee shall reimburse Lessor as Additional Rent the cost incurred by Lessor in performing Lessor’s Maintenance Services, without mark-up, within thirty (30) days after receipt of invoice from Lessor; provided, however, that (except where replacement of the parking lot surface, landscaping, roof or HVAC components are necessitated by the acts of the Lessee or Lessee’s agents or employees, in which event Lessee shall pay the costs thereof in a lump sum on demand), costs of replacement (as opposed to repair) of the foregoing shall be amortized over the useful life thereof, and Lessee shall pay Lessor as Additional Rent a monthly payment equal to the monthly amortization, together with interest on the unamortized amount at an annual rate of ten percent (10%). The replacement of the roof covering shall be amortized over a fifteen (15) year period. Lessee expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford the Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep the Premises in good order, condition or repair. See Exhibit A attached hereto and considered part of this Lease.

FIRE AND EXTENDED COVERAGE INSURANCE AND SUBROGATION

10. Lessee shall not use, or permit the Premises, or any part thereof, to be used, for any purposes other than that for which the Premises are hereby leased and no use shall be made or permitted to be made on the Premises, nor acts done, which will cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Lessee sell or permit to be kept, used or sold, in or about the Premises, any article which may be prohibited by the standard form of fire insurance policies. Lessee shall, at its sole cost and expense, comply with any and all requirements, pertaining to the Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and public liability insurance, covering said building and appurtenances.

10.1 Lessee shall, at its expense, obtain and keep in force during the term of this Lease a policy of commercial general liability insurance (including cross liability) insuring Lessee, Lessor, Lessor’s Officers, Lessor’s property manager and Lessor’s lender, against liability arising out of the condition, use, occupancy or maintenance of the Premises, Evidence of coverage must be in the form of a certificate of insurance accompanied by the appropriate additional insured endorsements. Such insurance policy shall have a combined single limit for both bodily injury and property damage in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000} in the aggregate, which aggregate amount shall be specific to the Premises. The limits of said insurance shall not limit the liability of Lessee hereunder.

10.2 Lessee shall at its expense, keep in force during the term of this Lease, a policy of fire and property damage insurance in a “special” form with a sprinkler leakage endorsement, insuring Lessee’s inventory, fixtures, equipment and personal property within the Premises for the full replacement value thereof. Upon execution of this Lease and annually thereafter upon renewal of such policies, Lessee shall provide Lessor with certificates of insurance, together with appropriate endorsements, evidencing coverages the Lessee is required to carry pursuant to 10.1 and 10.2. The policies shall provide for thirty (30) days advance written notice of cancellation to Lessor and Lessor’s lender, except for cancellation due to non-payment of premium, for which the policies shall provide for ten (10) days advance written notice.

10.3 Lessor shall maintain a policy of commercial general liability insurance and a policy or policies of fire and property damage insurance in a “special” form including rental interruption coverage, with sprinkler leakage and, at the option of Lessor, earthquake endorsements (provided such earthquake endorsements can be obtained at for less than 11 cents per square foot per month), covering loss or damage to the building, including Lessee’s leasehold improvements installed with the written consent of Lessor, for the full replacement cost thereof.

10.4 Commencing April 1, 2005, Lessee shall pay to Lessor as additional rent, during the term hereof, as one item of Operating Costs as set forth in Exhibit B, one hundred percent (100%) of the premiums and deductibles (provided, the deductible amount shall be amortized over the useful life of the improvement for which such insurance deductible is applicable and Lessee shall only be obligated to reimburse Lessor for the amortized portion of the deductible amount that occurs during the term of this Lease) for any insurance obtained by Lessor pursuant to 10.3 above. Lessor may obtain such insurance for the Premises separately, or together with other property which Lessor elects to insure together under blanket policies of insurance. In such case Lessee shall be liable for only such portion of the premiums for such blanket policies as are allocable to the Premises. It is understood and agreed that Lessee’s obligation under this paragraph shall be prorated to reflect the commencement of Lessee’s obligation on April 1, 2005 and the Expiration Date of the Lease.

10.5 Lessee and Lessor each hereby waive any and all rights of recovery against the other, or against the officers, directors, employees, partners, agents and representatives of the other, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such loss or damage is insured against under any insurance policy carried or required to be carried by Lessor or Lessee hereunder. Each party shall notify their respective insurance carriers of this waiver.

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RESERVED	11. Reserved.

FREE FROM LIENS	12. Lessee shall keep the Premises and the property in which the Premises are situated, free from any liens arising out of any work performed, materials furnished, or obligations incurred by Lessee.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS

13. Lessee shall, at his sole cost and expense, comply with all statutes, codes, ordinances, rules, regulations and other requirements of all Municipal, State and Federal authorities (collectively, “Laws”) now in force, or which may hereafter be in force, pertaining to the Lessee’s operations at the Premises, and shall faithfully observe in the use of the Premises all Municipal ordinances and State and Federal statutes now in force or which may hereafter be in force. The judgment of any court of competent jurisdiction, or the admission of Lessee in any action or proceeding against Lessee, whether Lessor be a party thereto or not, that Lessee has violated, or that the Premises are not in compliance with, any Laws in the use of the Premises, shall be conclusive of that fact as between Lessor and Lessee. Lessee’s obligations under this paragraph 13 shall include the obligation to make, at Lessee’s sole cost, any alterations or improvements to the Premises which are required by applicable Laws, provided that (a) as to such alterations or improvements which are not required by reason of Lessee’s particular use of the Premises or by reason of other alterations or improvements being undertaken by Lessee, Lessee shall only be required to pay an allocable portion of the costs of such required alterations or improvements based on the ratio of the remaining lease term to the useful life of such alterations or improvements, and (b) Lessee shall not be required to pay any portion of the cost of alterations or improvements which are legally required to be made as of the date of this Lease.

INDEMNIFICATION OF LESSOR

14. Neither Lessor nor Lessor’s agents, nor any shareholder, constituent partner or other owner of Lessor or any agent of Lessor, nor any contractor, officer, director or employee of any thereof shall be liable to Lessee and Lessee waives all claims against Lessor and such other persons for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises by or from any cause whatsoever, unless caused by the negligence or willful misconduct of Lessor, its agents or employees or Lessor’s failure to observe or perform any of its obligations under this Lease. Lessee agrees to indemnify and hold Lessor, Lessor’s agents, the shareholders, constituent partners and/or other owners of Lessor or any agent of Lessor, and all contractors, officers, directors and employees of any thereof (collectively, “ Lessor Indemnitees”), and each of them, harmless from and to protect and defend each Lessor Indemnitee against any and all claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, (a) arising out of any injury or death of any person or damage to or destruction of property occurring in, on or about the Premises, from any cause whatsoever, unless caused by the negligence or willful misconduct of such Lessor Indemnitee or Lessor’s failure to observe or perform any of its obligations under this Lease, or (b) occurring in, on or about the Premises, when such claim, injury or damage is caused or allegedly caused in whole or in part by the act, neglect, default, or omission of any duty by Lessee, its former or current agents, contractors, employees, invitees, or subtenants, or (c) arising from any failure of Lessee to observe or perform any of its obligations hereunder. Lessor agrees to indemnify and hold Lessee, Lessee’s agents, the shareholders, constituent partners and/or other owners of Lessee or any agent of Lessee, and all contractors, officers, directors and employees of any thereof (collectively, “Lessee Indemnitees”), and each of them, harmless from and to protect and defend each Lessee Indemnitee against any and all claims, demands, suits, liability, damage or loss and against all costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, (a) arising out of any injury or death of any person or damage to or destruction of property occurring in, on or about the Premises, caused by the negligence or willful misconduct of such Lessor Indemnitee or Lessor’s failure to observe or perform any of its obligations under this Lease, or (b) occurring in, on or about the Premises, when such claim, injury or damage is caused or allegedly caused in whole or in part by the act, neglect, default, or omission of any duty by Lessor, its former or current agents, contractors, employees, invitees, or subtenants, or (c) arising from any failure of Lessor to observe or perform any of its obligations hereunder. The provisions of this paragraph shall survive the termination of this Lease with respect to any claims or liability occurring prior to such termination.

ADVERTISEMENTS AND SIGNS

15. Prior to April 1, 2005, Lessor shall remove, or cause to be removed, all signage of Connetics in, on or about the Premises. Lessee shall have the right to substitute its own signage for that of Connetics’ signage, at Lessee’s cost. Lessee will not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary signs, or any signs not approved by the city or other governing authority. The Lessee will not place, or permit to be placed, upon the Premises, any signs, advertisements or notices without the written consent of the Lessor first had and obtained. Any sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the termination of the tenancy herein created and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee then Lessor may have same so removed at Lessee’s expense.

UTILITIES

16. Commencing April 1, 2005, Lessee shall pay for all water, gas, heat, light, power, telephone service and all other service supplied to the Premises. If the Premises are not served by a separate water meter, Lessee shall pay to Lessor its share of the water bill for the entire property covered by          bill and of which the Premises are a part, as determined by Lessor based on square footage or other equitable method.

ATTORNEY’S FEES

17. In case suit should be brought for the possession of the Premises, for the recovery of any sum due hereunder, or because of the breach of any other covenant herein, the losing party shall pay to the prevailing party a reasonable attorney’s fee, which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

DEFAULT

18. The occurrence of any one or more of the following events (each an “Event of Default”) shall constitute a breach of this Lease by Lessee:

(a) Lessee fails to pay any Base Monthly Rent or additional rent under this Lease as and when it becomes due and payable and such failure continues for more than ten (10) days after the Lessor gives verbal notice thereof to the Lessee; or

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(b) Lessee fails to perform or breaches any other covenant of this Lease to be performed or observed by Lessee as and when performance or observance is due and such failure or breach continues for more than twenty one (21) days after Lessor gives written notice thereof to Lessee; provided, however, that if such failure or breach cannot reasonably be cured within such period of twenty one (21) days, an Event of Default shall not exist as long as Lessee commences with due diligence and dispatch the curing of such failure or breach within such period of twenty one (21) days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time; or

(c) Lessee files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction; makes an assignment for the benefit of its creditors; or consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Lessee or of any substantial part of Lessee’s property; or

(d) A court or government authority enters an order, and such order is not vacated within thirty (30) days, appointing a custodian, receiver, trustee or other officer with similar powers with respect to Lessee or with respect to any substantial part of Lessee’s property; or constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction; or ordering the dissolution, winding-up or liquidation of Lessee; or

(e) Lessee abandons the Premises and fails to fulfill its maintenance obligations under this Lease.

REMEDIES

19. If an Event of Default occurs, Lessor shall have the right at any time to give a written termination notice to Lessee and, on the date specified in such notice, Lessee’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Lessor shall have the right to recover from Lessee:

(i) The worth at the time of award of all unpaid rent which had been earned at the time of termination;

(ii) The worth at the time of award of the amount by which all unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided;

(iii) The worth at the time of award of the amount by which all unpaid rent for the balance of the term of this Lease after the time of award exceeds the amount of such rental loss that Lessee proves could be reasonably avoided; and

(iv) All other amounts necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform all of Lessee’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes) not exempt from the usury law at the time of termination or, if there is no such maximum annual interest rate, at the rate of ten percent (10%) per annum The “worth at the time of award” of the amount referred to in clause (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid rent under clauses (i), (ii) and (iii) above, the rent reserved in this Lease shall be deemed to be the total rent payable by Lessee under this Lease, including Base Monthly Rent, additional rent and all other sums payable by Lessee under this Lease.

19.1 Even though Lessee has breached this Lease, this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession, and Lessor shall have all of its rights and remedies, including the right, pursuant to California Civil Code section 1951.4, to recover all rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Lessor to protect Lessor’s interest under this Lease shall not constitute a termination of Lessee’s right to possession unless written notice of termination is given by Lessor to Lessee.

19.2 The remedies provided for in this Lease are in addition to all other remedies available to Lessor at law or in equity by statute or otherwise.

LATE CHARGES AND INTEREST

20. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of rent or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee within ten (10) days after such amount shall be due, Lessee shall pay to Lessor a late charge equal to eight percent (8%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

If any rent payable under the Lease remains delinquent for a period in excess of ten (10) calendar days, then, in addition to any late charge payable, Lessee shall pay to Lessor interest on any rent that is not so paid from the date due until paid at the lesser of ten percent (10%) per annum and then maximum rate of interest not prohibited or made usurious by Law.

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SURRENDER OF LEASE

21. The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or subtenancies, or may, at the option of Lessor, operate as an assignment to Lessor of any or all such subleases or subtenancies.

TAXES

22. The Lessee shall be liable for all taxes levied against personal property and trade or business fixtures. Commencing April 1, 2005, the Lessee also agrees to pay, as additional rental, during the term of this Lease and any extensions thereof, all real estate taxes plus the yearly installments of any special assessments which are of record or which may become of record during the term of this lease. If the Premises are a portion of a tax parcel or parcels and this Lease does not cover an entire tax parcel or parcels, the taxes and assessment installments allocated to the Premises shall be pro-rated on a square footage or other equitable basis, as calculated by the Lessor. It is understood and agreed that the Lessee’s obligation under this paragraph will be pro-rated to reflect the commencement of Lessee’s obligation on April 1, 2005 and the termination date of this Lease. Real estate taxes shall be included in the procedures for Lessee’s payment of Operating Costs set forth in Exhibit B, except that real estate taxes, while estimated and reconciled on an annual basis, will be invoiced and paid each calendar quarter, rather than each calendar month.

NOTICES

23. All notices to be given to Lessee may be given in writing personally, by commercial overnight courier or by depositing the same in the United States mail, postage prepaid, and addressed to Lessee at the said Premises, whether or not Lessee has departed from, abandoned or vacated the Premises, and any other address of Lessee set forth below. Notices given in accordance with this paragraph shall be deemed received one business day after sent by commercial overnight courier, three business days after being deposited in the United States mail, or when delivered if delivered personally. All notices to be given to Lessor may be given in writing personally or by depositing the same in the United States mail, postage prepaid, and addressed to Lessor at the following address or such other address as Lessor may, from time to time designate:

c/o    Renault & Handley

2500 El Camino Real, Suite 100

Palo Alto, CA 94306

ENTRY BY LESSOR

24. Lessee shall permit Lessor and his agents to enter into and upon the Premises at all reasonable times upon at least 24 hours prior notice for the purpose of inspecting the same or for the purpose of maintaining the building in which the Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required without any rebate of rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises thereby occasioned; and shall permit Lessor and his agents, at any time within ninety days prior to the expiration of this Lease, to place upon the Premises any usual or ordinary “For Sale” or “For Lease” signs and exhibit the Premises to prospective tenants at reasonable hours. In its activities under this Section 24, the Lessor shall use commercially reasonable efforts to interfere with the business and operations of the Lessee as little as possible.

DESTRUCTION OF PREMISES

25. In the event of a partial destruction of the Premises during the term of this Lease from any cause covered by insurance carried, or required to be carried, by Lessor under this Lease, Lessor shall forthwith repair the same, provided such repairs can be made within one hundred eighty (180) days under the laws and regulations of State, Federal, County or Municipal authorities, but such partial destruction shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs shall interfere with the business carried on by Lessee in the Premises. If the cause of such repairs is not so covered by insurance, Lessor may, at his option, make same within a reasonable time (not to exceed one hundred eighty (180) days), this Lease continuing in full force and effect and the rent to be proportionately reduced as aforesaid in this paragraph provided. In the event that Lessor elects to make such repairs, but such repairs are not completed in one hundred eighty (180) days, or Lessor does not so elect to make such repairs the cause of which is not so covered by insurance or cannot be made in one hundred eighty (180) days, or such repairs cannot be made under such laws and regulations, this Lease may be terminated at the option of either party. In respect to any partial destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provision of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee. In the event that the building in which the Premises may be situated be destroyed to the extent of not less than 33 1/3% the replacement cost thereof, Lessor may elect to terminate this Lease, whether the Premises be injured or not. In addition, in the event that the vivarium located within the Premises is materially damaged, Lessee may elect to terminate this Lease, regardless of the extent of damage to other portions of the Premises. A total destruction of the building in which the Premises may be situated shall terminate this Lease. In the event of any dispute between Lessor and Lessee relative to the provisions of this paragraph, they shall each select an arbitrator, the two arbitrators so selected shall select a third arbitrator and the three arbitrators so selected shall hear and determine the controversy and their decision thereon shall be final and binding upon both Lessor and Lessee, who shall bear the cost of such arbitration equally between them.

ASSIGNMENT AND SUBLETTING

26. Subject to the final paragraph of this Lease paragraph 26, the Lessee shall not assign, transfer, or hypothecate the leasehold estate under this Lease, or any interest therein, and shall not sublet the Premises, or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person or entity to occupy or use the Premises, or any portion thereof, without, in each case, the prior written consent of the Lessor. Lessor shall not unreasonably withhold its consent to a subletting or assignment. The Lessee shall, by thirty (30) days written notice, advise the Lessor of its intent to assign this Lease or sublet the Premises or any portion thereof for any part of the term hereof, which notice shall include a description of all of the material terms of such assignment or subletting, and a reasonably detailed description of the proposed assignee or sublessee and its business and financial condition. Within fifteen (15) days after receipt of Lessee’s notice, Lessor shall either give approval to Lessee to

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assign the Lease or sublease the portion of the Premises described in Lessee’s notice, or notify Lessee of Lessor’s disapproval. If the Lessor approves an assignment or subletting, the Lessee may assign or sublet promptly after receipt of the Lessor’s written approval. In the event Lessee is allowed to assign, transfer or sublet the whole or any part of the Premises, with the prior written consent of Lessor, then no assignee, transferee or sublessee shall assign or transfer this Lease, either in whole or in part, or sublet the whole or any part of the Premises, without also having obtained the prior written consent of the Lessor. In the event of any approved assignment or subletting, Lessee shall pay to the Lessor, as additional rental, fifty percent (50%) of all assignment proceeds and rents received by the Lessee from its assignee or sublessee which are in excess of the amount payable by the Lessee to the Lessor hereunder, after deducting the amount of any tenant improvements paid for by Lessee in connection with such transaction (amortized over the term of the assignment or sublease), any market rate real estate brokerage commissions paid by Lessee in connection with the assignment or subletting and reasonable attorneys’ fees. A consent of Lessor to one assignment, transfer, hypothecation, subletting, occupation or use by any other person shall not release Lessee from any of Lessee’s obligations hereunder or be deemed to be a consent to any subsequent similar or dissimilar assignment, transfer, hypothecation, subletting, occupation or use by any other person. Any such assignment, transfer, hypothecation, subletting, occupation or use without such consent shall be void and shall constitute a breach of this Lease by Lessee and shall, at the option of Lessor exercised by written notice to Lessee, terminate this Lease. Subject to the final paragraph of this Lease paragraph 26, the leasehold estate under this Lease shall not, nor shall any interest therein, be assignable for any purpose by operation of law without the written consent of Lessor. As a condition to its consent, Lessor may require Lessee to pay all expenses in connection with the assignment, and Lessor may require Lessee’s assignee or transferee (or other assignees or transferees) to assume in writing all of the obligations under this Lease.

Any dissolution, merger, consolidation, recapitalization or other reorganization of Lessee, or the sale or other transfer in the aggregate in a single transaction or series of related transactions of a controlling percentage of the capital stock of Lessee (excluding transfers over a national securities exchange), shall be deemed an assignment of Lessee’s interest in this Lease; provided that, any such transfer of a controlling percentage of the capital stock of Lessee shall not be an assignment of Lessee’s interest in this Lease if done in connection with a financing transaction and such financing transaction results in an increase in Lessee’s tangible net worth (determined in accordance with generally accepted accounting principles) immediately after such transaction as opposed to Lessee’s tangible net worth immediately prior to such transaction. The phrase “controlling percentage” means the ownership of and the right to vote stock possessing more than fifty percent of the total combined voting power of all classes of Lessee’s capital stock issued, outstanding and entitled to vote for the election of directors. If Lessee is a partnership, a withdrawal or change, voluntary, involuntary or by operation of Law, of any general partner, or the dissolution of the partnership, shall be deemed a voluntary assignment of Lessee’s interest in this Lease.

Notwithstanding anything to the contrary in this paragraph 26, Lessee shall have the right, without Lessor’s consent, to assign all or any portion of its interest under this Lease or sublet all or any portion of the Premises without Lessor’s consent to any parent, subsidiary or affiliate of Lessee, or to any party as a result of any merger or consolidation of Lessee, and/or any party which acquires all or substantially all of the assets or stock of Lessee, without any participation by Lessor in any proceeds of such assignment or subletting.

CONDEMNATION

27. If any part of the premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor or purchaser, and the rent payable hereunder shall be adjusted so that the Lessee shall be required to pay for the remainder of the term only such portion of such rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking; but in such event Lessor shall have the option to terminate this Lease as of the date when title to the part so taken vests in the condemnor or purchaser. If all of the premises, or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken, all compensation awarded upon such taking shall go to the Lessor and the Lessee shall have no claim thereto, except for compensation by law allocated to tenants, such as moving costs, reimbursement for personal property and the like.

EFFECT OF CONVEYANCE

28. The term “Lessor” as used in this Lease, means only the owner for the time being of the land and building containing the Premises, so that, in the event of any sale of said land or building, the Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of the Lessor hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale, that the purchaser of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security be given by the Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of the Lessee, the Lessor may transfer and deliver the security, as such, to the purchaser at any such sale, and thereupon the Lessor shall be discharged from any further liability in reference thereto.

SUBORDINATION

29. Lessee agrees that this Lease shall be subject and subordinate to any mortgage, deed of trust or other instrument of security which has been or shall be placed on the land and building or land or building of which the Premises form a part, and this subordination is hereby made effective without any further act of Lessee. The Lessee shall, at any time hereinafter, on demand, execute any instruments, releases, or other documents that may be required by any mortgagee, mortgagor, or trustor or beneficiary under any deed of trust for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage, deed of trust or other instrument of security, and the failure of the Lessee to execute any such instruments, releases or documents, shall constitute a default hereunder. Notwithstanding Lessee’s obligations, and the subordination of the Lease, under this paragraph 29, no mortgagee, trustee or beneficiary under any deed of trust or other instrument of security which is now or may be placed on the Premises shall have the right to terminate the Lease or disturb Lessee’s occupancy thereunder so long as no Event of Default has occurred and is continuing under this Lease.

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WAIVER

30. The waiver by Lessor of any breach of any term, covenant or condition, herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of rent hereunder by Lessor shall not be deemed to be a waiver of any preceding breach by Lessee of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular rental so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

HOLDING OVER

31. Any holding over after the expiration or other termination of the term of this Lease with the written consent of Lessor, shall be construed to be a tenancy from month to month, at a rental to be negotiated by Lessor and Lessee prior to the expiration of said term, and shall otherwise be on the terms and conditions herein specified, so far as applicable. Any holding over after the expiration or other termination of the term of this Lease without the written consent of Lessor shall be construed to be a tenancy at sufferance on all the terms set forth herein, except that the Base Monthly Rent shall be an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable by Tenant immediately prior to such holding over, or the fair market rent for the Premises as of such date, whichever is greater.

SUCCESSORS AND ASSIGNS

32. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto; and all of the parties hereto shall be jointly and severally liable hereunder.

TIME	33. Time is of the essence of this Lease.

MARGINAL CAPTIONS; COMPLETE AGREEMENT; AMENDMENT

34. The marginal headings or titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

ENVIRONMENTAL OBLIGATIONS

35. Lessee’s obligations under this Paragraph 35 shall survive the expiration or termination of this Lease.

35.1 As used herein, the term “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or infectious or radioactive material, including but not limited to those substances, materials or wastes regulated now or in the future under any of the following statutes or regulations and any and all of those substances included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “hazardous chemical substance or mixture,” “imminently hazardous chemical substance or mixture,” “toxic substances,” “hazardous air pollutant,” “toxic pollutant,” or “solid waste” in the (a) Comprehensive Environmental Response, Compensation and Liability Act of 1990 (“CERCLA” or “Superfund”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), 42 U.S.C. § 9601 et seq., (b) Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq., (c) Federal Water Pollution Control Act (“FSPCA”), 33 U.S.C. § 1251 et seq., (d) Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq., (e) Toxic Substances Control Act (“TSCA”), 14 U.S.C. § 2601 et seq., (f) Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., (g) Carpenter-Presley-Tanner Hazardous Substance Account Act (“California Superfund”), Cal. Health & Safety Code § 25300 et seq., (h) California Hazardous Waste Control Act, Cal. Health & Safety code § 25100 et seq., (i) Porter-Cologne Water Quality Control Act (“Porter-Cologne Act”), Cal. Water Code § 13000 et seq., (j) Hazardous Waste Disposal Land Use Law, Cal. Health & Safety codes §25220 et seq., (k) Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), Cal. Health & Safety code § 25249.5 et seq., (l) Hazardous Substances Underground Storage Tank Law, Cal. Health & Safety code § 25280 et seq., (m) Air Resources Law, Cal. Health & Safety Code § 39000 et seq., and (n) regulations promulgated pursuant to said laws or any replacement thereof, or as similar terms are defined in the federal, state and local laws, statutes, regulations, orders or rules. The term “Hazardous Materials” shall also mean any and all other biohazardous wastes and substances, materials and wastes which are, or in the future become, regulated under applicable Laws for the protection of health or the environment, or which are classified as hazardous or toxic substances, materials or wastes, pollutants or contaminants, as defined, listed or regulated by any federal, state or local law, regulation or order or by common law decision. The term “Hazardous Materials” shall include, without limitation, (i) trichloroethylene, tetrachloroethylene, perchloroethylene and other chlorinated solvents, (ii) any petroleum products or fractions thereof, (iii) asbestos, (iv) polychlorinted biphenyls, (v) flammable explosives, (vi) urea formaldehyde, (vii) radioactive materials and waste, and (viii) materials and wastes that are harmful to or may threaten human health, ecology or the environment.

35.2 Notwithstanding anything to the contrary in this Lease, Lessee, at its sole cost, shall comply with all Laws relating to the storage, use and disposal of Hazardous Materials applicable to Lessee’s activities on the Premises; provided, however, that Lessee shall not be responsible for contamination of the Premises by Hazardous Materials existing as of the date the Premises are delivered to Lessee unless caused by Lessee (and in particular, without limiting the foregoing, Lessee shall not be responsible for any contamination of the Premises caused by Connetics or any other previous tenant of the Premises). Lessee shall not store, use or dispose of any Hazardous Materials except for those Hazardous Materials (“Permitted Materials”) which are (a) listed in a Hazardous Materials management plan (“HMMP”) which Lessee shall submit to appropriate governmental authorities as and when required under applicable Laws, or (b) are either normal quantities of ordinary office supplies or are approved in writing by Lessor. Lessee may use, store and dispose of Permitted Materials provided that (i) such Permitted Materials are used, stored, transported, and disposed of in strict compliance with applicable Laws, and (ii) such Permitted Materials shall be limited to the materials listed on and may be used only in the quantities specified in the HMMP. In no event shall Lessee cause or permit to be discharged into the plumbing or sewage system of the Premises or onto the land underlying or adjacent to the Premises any Hazardous Materials. If the presence of Hazardous Materials on the Premises caused or permitted by Lessee results in contamination or deterioration of water or soil, then Lessee shall promptly take any and all action necessary to clean up such contamination, but the foregoing shall in no event be deemed to constitute permission by Lessor to allow the presence of such Hazardous Materials.

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35.3 Lessee shall immediately notify Lessor in writing of:

(a) Any enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened against Lessee related to any Hazardous Materials;

(b) Any claim made or threatened by any person against Lessee or the Premises relating to damage, contribution, cost recovery compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and,

(c) Any reports made to any environmental agency arising out of or in connection with any Hazardous Materials in, discharged at, or removed from the Premises, including any complaints, notices, warnings or asserted violations in connection therewith.

Lessee shall also supply to Lessor as promptly as possible, and in any event within five (5) business days after Lessee first receives or sends the same, with copies of all claims, reports, complaints, notices, warnings or asserted violations related in any way to the existence of Hazardous Materials at, in, under or about me Premises or Lessee’s use thereof. Lessee shall, upon Lessor’s request, promptly deliver to Lessor copies of any documents or information relating to the use, storage or disposal of Hazardous Material on or from the Premises.

35.4 Upon termination or expiration of the Lease, Lessee at its sole expense shall cause all Hazardous Materials placed in or about the Premises, by Lessee, its agents, contractors, or invitees, and all installations (whether interior or exterior) made by or on behalf of Lessee relating to the storage, use, disposal or transportation of Hazardous Materials to be removed from the property and transported for use, storage or disposal in accordance and compliance with all Laws and other requirements respecting Hazardous Materials used or permitted to be used by Lessee. Lessee shall apply for and shall obtain from all appropriate regulatory authorities (including any applicable fire department or regional water quality control board) all permits, approvals and clearances necessary for the closure of the Premises and shall take all other actions as may be required to complete the closure of the Premises. In addition, prior to vacating the Premises, Lessee shall undertake and submit to Lessor an environmental site assessment from an environmental consulting company reasonably acceptable to Lessor which site assessment shall evidence Lessee’s compliance with this Paragraph 35.

35.5 At any time prior to expiration of the Lease term, subject to reasonable prior notice (not less than forty-eight (48) hours) and Lessee’s reasonable security requirements and provided such activities do not unreasonably interfere with the conduct of Lessee’s business at the Leased Premises, Lessor shall have the right to enter in and upon the Premises in order to conduct appropriate tests of water and soil to determine whether levels of any Hazardous Materials in excess of legally permissible levels has occurred as a result of Lessee’s use thereof. Lessor shall furnish copies of all such test results and reports to Lessee and, at Lessee’s option and cost, shall permit split sampling for testing and analysis by Lessee. Such testing shall be at Lessee’s expense if Lessor has a reasonable basis for suspecting and confirms the presence of Hazardous Materials in the soil or surface or ground water in, on, under, or about the Premises, which has been caused by or resulted from the activities of Lessee, its agents, contractors, or invitees.

35.6 Lessor may voluntarily cooperate in a reasonable manner with the efforts of all governmental agencies in reducing actual or potential environmental damage. Lessee shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation. Lessee agrees at all times to cooperate fully with the requirements and recommendations of governmental agencies regulating, or otherwise involved in, the protection of the environment.

35.7 Lessee shall indemnify, defend by counsel reasonably acceptable to Lessor, protect and hold Lessor and each of Lessor’s partners, employees, agents, attorneys, successors, and assignees, free and harmless from and against any and all claims, damages, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorney’s fees) or death of or injury to any person or damage to any property whatsoever arising from or caused in whole or in part, directly or indirectly by (A) the presence in, or under or about the Premises or discharge in or from the Premises of any Hazardous Materials caused by Lessee, its agents, employees, invitees, contractors, assignees, or Lessee’s use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Materials to, in, on, under, about or from the leased Premises, or (B) Lessee’s failure to comply with any Hazardous Materials Law applicable to Lessee’s activities on the Premises. Lessee’s obligations hereunder shall include, without limitation, whether foreseeable or unforeseeable, all costs, of any required or necessary repair, cleanup or detoxification or decontamination of the Premises, and the preparation and implementation of any closure, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the term of this Lease. For purposes of indemnity provision hereof, any actions or omissions of Lessee or by employees, agents, assignees, contractors or subcontractors of Lessee or others acting for or on behalf of Lessee (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Lessee.

LESSOR’S RIGHT TO PERFORM

36. If Lessee shall fail to perform (a) any monetary obligation, within thirty (30) days after receipt of verbal notice of default from Lessor, or (b) any non-monetary obligation, within sixty (60) days after receipt of written notice of default from Lessor, then Lessor may, at its election and without waiving any other remedy it may otherwise have under this Lease or at law, perform such obligation or covenant and Lessee shall pay to Lessor, as Additional Rent, the costs incurred by Lessor in performing such obligation or covenant.

PARKING	37. Lessee shall have the exclusive right to use all the parking on or associated with the Premises.

TENANT IMPROVEMENTS	38. Lessor shall construct the tenant improvements described on Exhibit A at Lessor’s sole costs and expense in accordance with the time schedule set forth in said Exhibit A.

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OPTIONS

39. Lessor hereby grants Lessee two (2) three year options to extend the term of this Lease upon the same terms and conditions as set forth herein subject to the following conditions:

(i) This option is personal to Lessee and cannot be assigned or transferred, except to a person or entity to whom Lessee has the right to assign or transfer this Lease without Lessor’s consent hereunder;

(ii) The option shall become null and void and be of no effect whatsoever if Lessee incurs a late charge for a late rental payment, following receipt of written notice of default from Lessor, more than two (2) times in any calendar year;

(iii) Lessee shall give Lessor at least ninety (90) days written notice but no more than one hundred eighty (180) days written notice of its intention to exercise the option. Lessee’s notice will be of no effect whatsoever if, at the time of said notice, an “Event of Default” is occurring and has not been cured or remedied.

The rental rate for the additional term and any escalator provisions with regard to said rental rate shall be negotiated and mutually agreed upon between Lessor and Lessee within twenty (20) days subsequent to the exercise of the option. In the event the parties cannot agree upon the new rental rate and/or the escalator provisions within said twenty (20) day period, the parties shall submit those issues to a panel of three appraisers. Within ten (10) days after the aforesaid twenty (20) days expires without a mutual agreement, each of the parties shall select an appraiser and notify the other party in writing as to the name of the appraiser so selected. If a party fails to select an appraiser within said ten (10) day period, the decision of the appraiser who has been selected regarding the rental rate and escalator provisions shall be binding upon the parties hereto. Assuming both parties select an appraiser within the aforesaid ten (10) day period, the two appraisers so selected shall immediately and within ten (10) days of the last of them to be appointed select a third disinterested appraiser. If the two appraisers fail to select the third disinterested appraiser within the ten (10) day period set forth above, either party can petition the Presiding Judge of the Santa Clara County Superior Court who shall select the third disinterested appraiser. The three appraisers so chosen shall forthwith meet and determine the rental rate and any escalation provisions related thereto within twenty (20) days of the termination of the initial lease time. It is agreed that the new monthly rental rate shall be equal to the greater of (a) ninety five percent (95%) of the then current fair market rental rate for similar biotech facilities in the Palo Alto area or (b) ninety five percent (95%) of the monthly base rent payable by Lessee under this Lease immediately prior to the commencement of the additional term. It is also agreed that the appraisers so selected shall be MAI’s or commercial real estate agents with at least five (5) years experience in Santa Clara County with the type of property being the subject of the Lease. Each party shall pay for the services of the appraiser it has selected and shall share equally in the cost of the third disinterested appraiser. See Exhibit A attached hereto and considered part of this Lease.

THIS LEASE HAS BEEN PREPARED FOR SUBMISSION TO YOUR ATTORNEY WHO WILL REVIEW THE DOCUMENT AND ASSIST YOU TO DETERMINE WHETHER YOUR LEGAL RIGHTS ARE ADEQUATELY PROTECTED. RENAULT & HANDLEY IS NOT AUTHORIZED TO GIVE LEGAL AND TAX ADVICE. NO REPRESENTATION OR RECOMMENDATION IS MADE BY RENAULT & HANDLEY OR ITS AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT OR TAX CONSEQUENCES OF THIS DOCUMENT OR ANY TRANSACTION RELATING THERETO. THESE ARE QUESTIONS FOR YOUR ATTORNEY WITH WHOM YOU SHOULD CONSULT BEFORE SIGNING THIS DOCUMENT.

IN WITNESS WHEREOF, Lessor and Lessee have executed these presents, the day and year first above written.

LESSOR:	LESSEE:
RENAULT & HANDLEY EMPLOYEES INVESTMENT CO.	BAYHILL THERAPEUTICS, INC.

/s/ R. Handley	By:	/s/ M. Schwartz

	Its:	CEO & President

	By:	/s/ Martin Goldstein

	Its:	VP CORPORATE DEVELOPMENT

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EXHIBIT A

TENANT IMPROVEMENTS

Lessee Improvements to be constructed by Lessor:

•	Installation of three 4-ton roof-mounted air conditioning units serving the office area.

•	Installation of three gas/electric air conditioning units mounted on grade.

•	The replacement of non-functioning fans serving Lessee’s working area. There are at present approximately 30 roof fans. Lessor shall replace, over the Lease term, any inoperable fans.

•	Any roof repair related to the restoration process. Under the terms of the Lease, the Lessor is responsible for the replacement of the roof membrane itself and will do so when necessary.

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Any seismic upgrades required as a result of the mechanical work performed by Lessor. The equipment will be installed in accordance with all Uniform Building Code standards as well as those of local jurisdictions.

•	The restoration of any carpet, sheet rock, lighting, electrical equipment, plumbing, linoleum or other materials, or wall discoloration occasioned by the Lessor’s activity in the building.

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The replacement of the two regular (not steam) boilers, and the replacement of the two steam boilers on the Premises, including the replacement of the timer and auto pilot on the two steam boilers. With respect to the replacement of the steam boilers only, Lessor shall pay all of the expense (estimated at $120,000), but Lessee shall reimburse Lessor for half of the expense (estimated at $60,000) in equal monthly installments over the initial Term of this Lease (ending in January 2009), together with interest at the “prime rate “ or equivalent “base” or “reference” rate for corporate loans published from time to time in the Wall Street Journal, plus two percent (2%).

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HVAC and, if required, duct work. Should the latter fail over the Lease term, Lessor will, at its own cost, replace or repair any faulty ducting. Is is understood that the vivarium cannot be operated in the Premises while construction is proceeding.

Lessor shall pay for all the HVAC renovation, replacement and repair to the building required as a result of said construction and shall manage all contractors in the course of such activity. In addition Lessor shall be responsible for all upgrades (including seismic and ADA related upgrades) with respect to compliance triggered by Lessor’s renovation.

Lessee shall be responsible for all costs relating to the reconfiguration of the present office layout. Lessee anticipates that it will install approximately $250,000 of improvements in the Premises.

The need for seismic and ADA related upgrades is determined by the relationship of the costs of the work involved to the innate value of the premises. Lessor’s contractor is of the opinion that given the scope of work described herein

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(including Lessee’s anticipated work), no upgrades other than those required to accommodate the specific construction specified above will be required. As noted, if any upgrades are required, they shall be Lessor’s responsibility.

Upon the execution of the Lease, Lessor shall immediately thereafter commence engineering, design and permitting process. Lessor shall submit complete construction documents to the City of Palo Alto (the “City”) within forty five (45) days after the date of the execution of this Lease, and shall thereafter diligently pursue the acquisition of all required permits for the work. Construction shall commence immediately upon Connectics Corporation’s surrender and vacation of the Premises. Lessor shall obtain all necessary permits, and shall be prepared to commence construction, no later than April 1, 2005, the commencement date of this Lease, and shall so demonstrate to Lessee’s reasonable satisfaction on or before such date. Lessor shall complete construction no later than September 1, 2005. Lessor represents and warrants that it shall use commercially reasonable efforts, and will cause its contractor to use commercially reasonable efforts, to deliver to the City all drawings, plans, specifications and other information required for the City determine whether or not any seismic or ADA related upgrades will be required as a result of the work described in this Exhibit A (including Lessee’s tenant improvements).

If, prior to April 1, 2005, the City notifies Lessor that any seismic or ADA related upgrades, or any other additional work (over and above Lessor’s obligations under this Exhibit A), are required, Lessor shall so notify Lessee within one (1) business day of such notification by the City, and Lessee shall have the right to elect one of the following on or before the date thirty (30) days after Lessee’s receipt of such notification from Lessor:

(a) to continue this Lease in effect; or

(b) to terminate this Lease if (in Lessee’s reasonable judgment) such seismic or ADA related upgrades, or such additional work, might interfere with Lessee’s research activities on the Premises, but to continue to occupy such portions of the Premises as remain usable by Lessee on a month-to-month tenancy, terminable only by Lessee, until Lessee locates new facilities and vacates the Premises. In such event: (i) Base Monthly Rent and additional rent shall be $1.50 per square foot of the Premises and additional rent shall be per the terms of this Lease, and such occupancy shall otherwise be on the terms and conditions set forth in this Lease; (ii) all monies previously paid by Lessee to Lessor in connection with this Lease shall be applied as set forth in clause (i) above; and (iii) Lessor shall not begin any construction work, or shall immediately stop, as applicable, any construction work which has already begun, which (in Lessee’s reasonable judgment) might disrupt Lessee’s operations during the period of Lessee’s occupancy. Lessee shall make commercially reasonable efforts to locate new facilities and vacate the Premises, but in any event shall vacate the Premises on or before April 1, 2006.

If, after April 1, 2005, the City notifies Lessor that any seismic or ADA related upgrades, or any other additional work (over and above Lessor’s obligations under this Exhibit A), are required, Lessor shall notify Lessee of such fact within one (1) business day after receiving such notice from the City. If as a result of any such construction activity, Lessee (in its reasonable judgment) is required to move its research operations from the Premises to substitute premises in order to maintain continuity in such research operations, then Lessor shall pay to Lessee the following amounts: (a) the cost of moving from the Premises to the substitute premises; (b) the cost of moving back from the substitute premises to the Premises; and (c) Lessee’s rental payments and security deposit at the substitute premises. If as a result of any such construction activity Lessee (in its reasonable judgment) is required to move its research operations from the Premises to substitute premises, but substitute premises are not immediately available, then, in addition to the moving and rental expenses described in the preceding sentence, Lessor shall also pay to Lessee fifty percent (50%) of the direct and indirect costs associated with Lessee’s research operations for the period during which Lessee cannot occupy the Premises and is not operating in substitute premises, which Lessor’s share is agreed to equal $50,000 per month (pro-rated for periods less than one month); provided, however, that Lessor shall

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not be required to pay Lessee more than a total of $100,000. All payments described in the preceding sentence shall be paid by Lessor to Lessee in the form of a credit to Base Monthly Rent, amortized in equal installments over the initial Term of this Lease (ending in January 2009).

Lessor shall schedule and conduct the construction cited above in a manner that would least interfere with the Lessee’s everyday business. To that end, Lessor has engaged the services of two of the most experienced and highly regarded contractors in the area—Vance Brown and Western Allied. Enclosed is a preliminary work schedule for the construction activities in 3400 W. Bayshore, Palo Alto. (See attached Exhibit C). The preliminary work schedule is for information only and shall not alter Lessor’s obligations with respect to commencement and completion of construction, monetary payments or any other item, set forth in this Exhibit A, provided that this Lease is signed by Lessee on or before November 25, 2004.

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EXHIBIT B

PAYMENT OF ADDITIONAL RENT

The operating costs for which Lessee is responsible under this Lease as additional rent (including real estate taxes, certain maintenance costs and Lessor insurance premiums) (“Operating Costs”), commencing April 1, 2005, shall be paid as set forth in this Exhibit B.

Lessor represents and warrants that it has delivered to Lessee a true and correct list of current Operating Costs for the Premises for calendar years 2002, 2003 and the first six months of 2004.

Prior to April 1, 2005, and then prior to January 1, 2006, and prior to January 1 of each calendar year thereafter during the term of this Lease, or as soon thereafter as practical, Lessor shall make a good faith estimate of Operating Costs for the applicable calendar year (the “Estimated Operating Costs”). On or before the first day of each month during such calendar year (except with respect to real estate taxes, which shall be paid quarterly on or before the first day of January, April, July and October during such calendar year), Lessee shall pay to Lessor, as additional rent, a monthly installment equal to one-twelfth of the Estimated Operating Costs (except in the case of real estate taxes, for which Lessee shall pay to Lessor a quarterly installment equal to one-fourth of the estimated real estate taxes). Lessor shall have the right from time to time during any such calendar year, if Lessor reasonably believes the Operating Costs for such year will vary by more than five percent (5%) from Lessor’s reasonable estimate thereof, to revise the Estimated Operating Costs for such year and provide Lessee with a revised statement therefor, and thereafter the amount Lessee shall pay each month shall be based upon such revised Estimated Operating Costs. If Lessor does not provide Lessee with an Estimated Operating Costs by January 1 of any calendar year, Lessee shall continue to pay a monthly installment (or in the case of real estate taxes, a quarterly installment) based on the previous year’s Estimated Operating Costs until such time as Lessor provides Lessee with the Estimated Operating Costs for the current year. Upon receipt of such current year’s estimate, an adjustment shall be made for the remaining months (or in the case of real estate taxes, the remaining quarters) in such calendar year with respect to which Lessee paid monthly (or quarterly) installments of Estimated Operating Costs based on the previous year’s estimate, and Lessee shall pay to Lessor for any underpayment for prior months (or prior quarters) within thirty (30) days after demand. Any overpayment shall, at Lessor’s option, be refunded to Lessee or credited against the next due installment or installments of Base Monthly Rent for the months immediately following the furnishing of such estimate. Any amounts paid by Lessee based on any estimate shall be subject to adjustment pursuant to the immediately following paragraph when actual Operating Costs are determined for such calendar year, and shall be without prejudice to any right of Lessee to dispute any item previously billed to Lessee.

As soon as is practical following the end of each calendar year during the term (commencing with calendar year 2005) and in any event prior to April 1 of each calendar year, Lessor shall furnish to Lessee a statement of Lessor’s actual Operating Costs for the previous calendar year. If the Estimated Operating Costs paid by Lessee for the prior year is in excess the actual Operating Costs for such prior year, then Lessor shall apply such overpayment against Base Monthly Rent next due or to become due hereunder, provided that if the term expires prior to the determination of such overpayment, Lessor shall within thirty (30) days following such termination, refund such overpayment to Lessee after first deducting the amount of any rent due hereunder. Likewise, Lessee shall pay to Lessor, within thirty (30) days after demand, any underpayment with respect to the prior year, whether or not the Lease has terminated prior to receipt by Lessee of a statement for such underpayment. This clause shall survive the expiration of the Lease.

Lessee shall be entitled from time to time, upon reasonable written notice to Lessor and during normal business hours at Lessor’s office or such other places as Lessor shall designate, to inspect and examine those books and records of Lessor relating to the

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determination and payment of Operating Costs relating to the Premises. If, after inspection and examination of such books and records, Lessee disputes the amount of any such Operating Costs charged by Lessor and the parties are not able to resolve such dispute by good faith negotiations within sixty (60) days after Lessee notifies Lessor in writing of the disputed items, then Lessee may, by written notice to Lessor, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified pubic accountant acceptable to both Lessor and Lessee or, if the parties are unable to agree, by a certified public accountant designated by Lessor and not then employed by Lessor or Lessee. The audit shall be limited to the determination of the amount of Operating Costs specified by Lessee in its notice of objection. If the audit discloses that the amount of Operating Costs billed to Lessee was incorrect, the appropriate party shall promptly pay to the other party the deficiency or overpayment, as applicable. All costs and expenses of the audit shall be paid by Lessee unless the audit shows that Lessor overstated Operating Costs covered by the audit by more than ten percent (10%), in which case Lessor shall pay all costs and expenses of the audit.

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